Exhibit 99.1

1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607 (813) 830-7700 www.ablest.com

FOR IMMEDIATE RELEASE Tuesday, January 23, 2007	SYMBOL: AIH TRADED: AMEX
ABLEST INC. ANNOUNCES RECEIPT OF
GOING PRIVATE PROPOSAL AT $7.50 PER SHARE
     TAMPA, Fla., January 23, 2007 — Ablest Inc. (Amex: AIH) today announced that its Board of Directors had received a proposal from certain existing investors, including Charles H. Heist, III, the Company’s Chairman of the Board, Kurt R. Moore, the Company’s President and Chief Executive Officer, The Burton Partnership (QP), Limited Partnership and The Burton Partnership, Limited Partnership, to acquire all of the Company’s publicly held common stock for $7.50 per share in cash.
     The Company’s Board of Directors has formed a Special Committee of four independent directors to review and evaluate the proposal and any strategic alternatives to the proposal that may be available to the Company. The Company cautions its stockholders and others considering trading in its securities that its Board of Directors has just received the proposal, and that the process of considering the proposal is only in its beginning stages. The Special Committee will proceed in an orderly and timely manner to consider the proposal and its implications. The Special Committee has not made a determination whether a transaction is in the best interests of the Company and its stockholders or whether the Company should pursue any available alternative to the proposal. Accordingly, there is no assurance that the Company will enter into this or any other transaction.
About Ablest
     Ablest is a leader in workforce services; creating and delivering local solutions that enable companies to compete and win in an ever-changing business world. Services are provided through its Staffing Services and Professional Services Divisions. Staffing Services offers customers a range of employment services in the office and light industrial sectors including employee assessment and selection, training, managed services and vendor-on-premise (VOP) programs. Professional Services offers employment and consulting services in the Information Technology and Finance and Accounting sectors. Ablest’s Services focus on improving customer performance in the areas of quality, efficiency and cost-reduction within their workforce. Ablest supplies more than 37,000 field employees and consultants to approximately 2,000 businesses annually through 60 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the Company’s business.
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SOURCE:	Ablest Inc.
CONTACT:	John Horan, Vice President and Chief Financial Officer 813/830-7700 or jhoran@ablest.com/